UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2012

InterDigital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-33579	23-1882087
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania		19406-1409
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-878-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Update regarding Nokia, Huawei, ZTE and LG USITC Proceeding (337-TA-800)

On July 9, 2012, in connection with the United States International Trade Commission ("USITC") investigation initiated by InterDigital Inc.’s wholly owned subsidiaries InterDigital Communications, LLC, InterDigital Technology Corporation and IPR Licensing, Inc. (collectively, "InterDigital") against Nokia Corporation and Nokia Inc. (collectively, "Nokia"), Huawei Technologies Co., Ltd., FutureWei Technologies, Inc. d/b/a Huawei Technologies (USA) and Huawei Device USA, Inc. (collectively, "Huawei"), ZTE Corporation and ZTE (USA) Inc. (collectively, "ZTE") and LG Electronics, Inc., LG Electronics U.S.A., Inc. and LG Electronics Mobilecomm U.S.A., Inc. (collectively, "LG" and together with Nokia, Huawei and ZTE, "Respondents"), InterDigital received a Notice from the USITC stating that the USITC has determined not to review the Administrative Law Judge’s ("ALJ") June 4, 2012 Initial Determination ("ID") granting LG’s motion to terminate the investigation as to LG on the basis that a claim by LG that LG is licensed under an expired patent license agreement between InterDigital and LG is potentially arbitrable. As a result, the ALJ’s ID has become the Final Determination of the USITC on this issue, and the investigation has been terminated as to LG. InterDigital has 60 days from issuance of the USITC’s Notice to appeal if it chooses to do so. The decision is limited to LG, does not affect the other Respondents in the USITC investigation, and is not a ruling in favor of LG on the merits of LG’s allegation of an existing license. LG Electronics, Inc. and InterDigital are currently involved in a pending arbitration filed by LG Electronics, Inc. with the American Arbitration Association on March 19, 2012. In that arbitration, LG Electronics, Inc. seeks a declaration that it is licensed to certain patents owned by InterDigital, including the patents asserted against LG in the USITC investigation.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterDigital, Inc.

July 10, 2012	By:	/s/ Jannie K. Lau

Name: Jannie K. Lau
Title: Deputy General Counsel and Assistant Secretary